EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-136659 on Form S-4 of our report dated March 2, 2006, relating to the financial statements of Sterling Bancshares, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sterling Bancshares, Inc. and subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Houston, TX

August 25, 2006